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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 15, 2003

CTC COMMUNICATIONS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-27505 (Commission File Number)	04-3469590 (I.R.S. Employer Identification No.)

220 Bear Hill Road, Waltham, Massachusetts 02451
(Address of Principal Executive Offices)    (Zip Code)

(781) 466-8080
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

        On September 15, 2003, the Registrant issued the following press release:

CTC Communications Files Plan of Reorganization
and Disclosure Statement

        Waltham, MA, September 15, 2003—CTC Communications Group, Inc. announced today that it and its subsidiaries have filed their joint plan of reorganization and disclosure statement with the United States Bankruptcy Court for the District of Delaware. This represents an important milestone in CTC's reorganization following its October 2002 Chapter 11 filing.

        Pursuant to the plan of reorganization ("Plan"), CTC proposes to implement its previously-announced investment transaction with Columbia Ventures Broadband LLC ("CVC").

        CTC must first obtain Bankruptcy Court approval for the disclosure statement, which provides details regarding the Plan, before the Company can solicit votes on its Plan. Following Court approval of the disclosure statement, the Plan would become effective only after receiving the votes required under bankruptcy law, confirmation by the Court and consummation of the CVC transaction.

        The Plan has the support of CTC's largest secured lenders, whose claims represent a majority of all creditor claims.

        Under the Plan, as proposed, and subject to approval by the Bankruptcy Court:

  •
  All liabilities incurred after CTC filed its Chapter 11 petition and certain priority claims would be paid in full.

  •
  Secured equipment lenders would receive such amounts as they may agree with CTC. Settlements have been reached with CTC's largest equipment lenders. If a settlement has not been reached between CTC and a secured equipment lender, the creditor would receive the value of, or return of, its collateral.

  •
  CTC's secured lenders, Verizon and Cisco would share a fund comprised of CTC's cash on hand as of the effective date of the Plan, a portion of the proceeds of CTC's new equity issue to CVC under the investment agreement, both subject to certain adjustments, and certain other consideration.

  •
  CTC's unsecured creditors whose allowed claims exceed $5,000 would receive the New CTC Warrant (as described in the disclosure statement) to purchase 5% of the equity of Reorganized CTC for nominal consideration and would share with the secured lenders and Verizon in the proceeds, if any, of certain causes of action. Provided that this class of unsecured creditors votes in favor of the Plan (i) these creditors would have a $500,000 prior share in any proceeds of certain causes of action before deficiency claims of the secured lenders and Verizon would share in those proceeds; and (ii) the deficiency claims of the secured lenders and Verizon would not share in the New CTC Warrant.

  •
  CTC's unsecured creditors whose allowed claims are $5,000 or less, and creditors with claims aggregating between $5,000 and $10,000 who voluntarily reduce their claims to $5,000, would constitute a convenience class and receive 15% of their allowed claims in cash.

  •
  CTC's existing common and preferred shareholders would not receive a distribution under the Plan. The existing common and preferred stock of CTC and all options to purchase equity securities would be canceled.

  •
  The equity issued to Columbia Ventures Broadband LLC and the New CTC Warrant would constitute the only shareholder interests in CTC.

CTC's Interim CEO, Michael Katzenstein, said, "We are pleased to be taking this important step in CTC's reorganization and we look forward to obtaining Bankruptcy Court approval to present this Plan and disclosure statement to our creditors. Upon consummation of the Plan, CTC's balance sheet will be significantly stronger. Its return to financial health, under new ownership and with new growth capital, will enable it to compete in the marketplace, provide excellent customer service and introduce innovative new services."

Safe Harbor Statement

        The statements in this press release that relate to future plans, events or performance are "forward-looking statements". Forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements as a result of various factors, some of which are unknown. These risks and uncertainties include the ability to obtain required consents of lenders, suppliers and other lessors, financial results, operating metrics expectations, reduced operating costs, and the effects of the current economic conditions. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

About CTC

        CTC is a "next generation" Integrated Communications Carrier utilizing advanced technology and providing its customers with converged voice, data, Internet and video services on a broadband, packet-based network, called the PowerPath® Network. The Company serves medium and larger business customers from Virginia to Maine, which includes the most robust telecommunications region in the world—the Washington D.C. to Boston corridor. CTC's Cisco Powered IP+ATM packet network and its top-tier sales and service teams provide contiguous marketing and technology coverage throughout the Northeast and Mid-Atlantic States. The Company, through its dedicated commitment to exceptional customer service, has achieved an industry-leading market share in the Northeast. CTC can be found on the worldwide web at www.ctcnet.com.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on September 16, 2003.

CTC COMMUNICATIONS GROUP INC.
By:	/s/ JOHN D. PITTENGER John D. Pittenger Chief Financial Officer

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  Item 5. Other Events.